                             REPORT TO SHAREHOLDERS


First Capital, Inc.


Dear Shareholders:

Year-to-date net income for the first six months totaled $398,000 or $0.14 per diluted share. This compares to $1.8 million or $.63 per diluted share for the same period in 2008.

The provision for loan losses increased from $738,000 for the six months ended June 30, 2008 to $2.4 million for the six months ended June 30, 2009. This increase was primarily to allocate specific reserves on two nonperforming commercial real estate loans with balances totaling $4.5 million. We also had to reverse out of income $77,000 of previously accrued interest on these two loans which negatively impacted our net interest margin. Despite the impact of these nonperforming loans, our net interest margin for the six months ended June 30, 2009 improved to 3.60% as compared to 3.57% for the same period in 2008.

Noninterest expenses increased $686,000 compared to the six months ended June 30, 2008. This increase in other operating expenses was primarily due to $445,000 increase in FDIC deposit insurance premiums. This included the special assessment imposed on all banks by the FDIC effective June 30, 2009.

We recognized $318,000 in gains from the sale of mortgage loans as our originations of loans held for sale increased to $26.6 million during the six months ended June 30, 2009 compared to $15.2 million during the same period in 2008. Residential mortgage loan rates remain at historically low rates. These low rates have had a positive effect on loan activity.

Our Lanesville branch opened for business on June 29th. Craig Engleman is directing this team as branch manager of the office. Our community support activities pick up during the summer as our staff becomes involved with county fairs, relay for life, and back to school programs.

Many people believe the recession has ended and banks will begin to see improvement in consumer demand and consumer budgets. We are cautiously optimistic about the near term economy. We continue to closely monitor asset quality and look for opportunities to originate good loans. Please feel free to contact us with any questions.

Sincerely,

/s/ William Harrod

William Harrod
President and CEO

                              SECOND QUARTER REPORT

                        THREE MONTHS ENDED JUNE 30, 2009


First Capital, Inc.


FINANCIAL HIGHLIGHTS (UNAUDITED)


CORPORATE ADDRESS
First Capital, Inc.
220 Federal Drive, NW
Corydon, Indiana 47112

COMMON SHARES
The common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is FCAP. In newspaper listings, Company shares are frequently listed as First Capital, Inc.

TRANSFER AGENT
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948
www.rtco.com

MARKET MAKERS
Sweeney Cartwright
Keefe, Bruyette & Woods, Inc.

BALANCE SHEET HIGHLIGHTS                                                         As of June 30,           Percent
(Dollars in thousands except per share in per share information)              2009          2008          Change
                                                                           ----------    ----------     ----------
Total loans (excluding loans held for sale)                                $ 321,128     $ 330,782         -2.92%
Allowance for loan losses                                                      4,345         2,451         77.27%
Allowance for loan losses as a percentage
     of total loans (excluding loans held for sale)                             1.35%         0.74%        82.60%
Total assets                                                               $ 449,344     $ 452,233         -0.64%
Total deposits                                                               353,189       338,008          4.49%
Other borrowings                                                              46,852        65,178        -28.12%
Total equity                                                                  46,705        46,318          0.84%
Book value per share                                                           16.86         16.49          2.23%

                                                                                                             Six
                                                      Three Months                Six Months                Months
INCOME STATEMENT SUMMARY                              Ended June 30,             Ended June 30,             Percent
(In thousands)                                      2009         2008          2009         2008            Change
                                                  --------     --------      --------      --------       ----------

Net interest income                               $ 3,618      $ 3,768       $ 7,337       $ 7,305            0.44%
Provision for loan losses                           1,959          513         2,384           738          223.04%
Noninterest income                                    894          923         1,700         1,801           -5.61%
Noninterest expense                                 3,438        2,901         6,469         5,783           11.86%
Earnings (loss) before taxes                         (885)       1,277           184         2,585          -92.88%
Income tax expense (benefit)                         (484)         388          (220)          797         -127.60%
Less net income attributable to the
   noncontrolling interest in subsidiary                4           -              6             -
Net income (loss) attributable to
   First Capital, Inc.                               (405)        889            398         1,788          -77.74%

                                                                                                              Six
                                                     Three Months                Six Months                 Months
OTHER FINANCIAL DATA                                Ended June 30,             Ended June 30,               Percent
                                                   2009         2008          2009         2008             Change
                                                 --------    ----------    ---------    ---------         ------------
Diluted earnings (loss) per share               $ (0.15)      $ 0.32        $ 0.14        $ 0.63             -77.78%
Cash dividends per share                           0.18         0.18          0.36          0.35               2.86%
Return on average assets (annualized)             -0.36%        0.78%         0.18%         0.78%            -76.92%
Return on average equity (annualized)             -3.38%        7.59%         1.66%         7.67%            -78.36%
Net interest margin                                3.56%        3.69%         3.60%         3.57%              0.84%
Net overhead expense as a percentage
   of average assets (annualized)                  3.04%        2.55%         2.85%         2.54%             12.20%